Exhibit 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street Charlotte, North Carolina 28255
Date of Event Requiring Statement (Month/Day/Year):	October 29, 2015
Issuer Name and Ticker or Trading Symbol:	BlackRock Long-Term Municipal Advantage Trust (BTA)
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	Banc of America Preferred Funding Corporation By: /s/ Edward Curland Name: Edward Curland Title: Authorized Signatory Date: November 6, 2015